Exhibit 10.19
THE MOHAWK INDUSTRIES, INC.
SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN
ARTICLE I
ESTABLISHMENT OF PLAN
     1.1 Establishment of the Plan. Mohawk Industries, Inc. established, effective as of June 1, 1994, a deferred compensation plan known as The Mohawk Industries, Inc. Executive Deferred Compensation Plan (the “Prior Executive Plan”). Effective as of January 1, 2008, the Prior Executive Plan was amended and restated to comply with Code Section 409A and for certain other purposes for post-2004 deferrals and earnings or losses thereon (the “Executive Plan”). Amounts deferred under the Prior Executive Plan before January 1, 2005, plus any earnings or losses thereon, are governed by the terms of the Prior Executive Plan. Amounts deferred under the Executive Plan on or after January 1, 2005, plus any earnings or losses thereon, are governed by the terms of the Executive Plan.
     Mohawk Industries, Inc. also established, effective as of June 1, 1994, a deferred compensation plan known as The Mohawk Industries, Inc. Management Deferred Compensation Plan (the “Prior Management Plan”). Effective as of January 1, 2008, the Prior Management Plan was amended and restated to comply with Code Section 409A and for certain other purposes for post-2004 deferrals and earnings or losses thereon (the “Management Plan”). Amounts deferred under the Prior Management Plan before January 1, 2005, plus any earnings or losses thereon, are governed by the terms of the Prior Management Plan. Amounts deferred under the Management Plan on or after January 1, 2005, plus any earnings or losses thereon, are governed by the terms of the Management Plan.
     Effective December 1, 2010, the Management Plan is hereby merged with and into the Executive Plan, and the resulting merged plan is hereby amended as restated as The Mohawk Industries, Inc. Senior Management Deferred Compensation Plan (the “Plan”). Amounts deferred under the Plan on and after December 1, 2010, plus any earnings or losses thereon, are governed by the terms of this Plan. The purpose of the Plan is to enhance the retention of employees occupying selected positions and to enable those employees to defer receipt of compensation until a later date, as described herein.
     1.2 Plan Intended to be a “Top Hat” Plan. The Plan is intended to be a non-qualified, unfunded plan of deferred compensation for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, and shall be so interpreted.
     1.3 Plan Intended to Comply with Code Section 409A. The Plan (including, but not limited to, the amendment and restatement creating the merged Plan) is intended to comply with, and shall be construed so as to provide for deferrals and benefits that are consistent with the requirements of, Code Section 409A. The Plan Administrator may authorize changes to time and form of payment elections but only to the extent consistent with the transition rules and during the transition relief period provided under Code Section 409A.
ARTICLE II
DEFINITIONS
     Certain terms of this Plan have defined meanings that are set forth in this Article and that shall govern unless the context in which they are used clearly indicates that some other meaning is intended.
     2.1 Account shall mean the bookkeeping account established and maintained under this Plan for each Participant or their Beneficiaries to which shall be credited each Participant’s Salary Deferral Amounts, Bonus Deferral Amounts, and earnings allocable thereto pursuant to Section 4.2. No money shall actually be allocated to any individual Participant’s Account; all such Accounts shall be of a memorandum nature, maintained by the Committee for accounting purposes, and shall not represent any specific or identifiable assets of the Company; provided, however, that once the Company transfers to the Participant’s sub-trust under the Benefit Security Trust established in connection with this Plan amounts that are to be credited to the Participant’s account under this Plan, then to that extent the earnings allocable to a Participant under this Plan shall be determined with reference to the assets held in a Participant’s sub-trust under such Benefit Security Trust.
     2.2 Beneficiary shall mean the person or persons designated by a Participant during his lifetime, in a written instrument, signed and filed with the Committee, to receive any payments due under this Plan after his death. Such designation may be revoked at any time and the Participant may designate more than one Beneficiary and the proportions to be distributed to each Beneficiary and a contingent Beneficiary or Beneficiaries to receive distributions after the death of a primary Beneficiary. If no designated Beneficiary is living at the time of any payment, distribution shall be made to the executor, administrator or other personal representative of the Participant, to be distributed as part of the Participant’s estate. Additional rules regarding Beneficiary designations may be determined by the Committee from time to time.
     2.3 Benefit Security Trust shall mean the rabbi trust document executed by the Company and Fidelity Management Trust Company in connection with the Plan.
     2.4 Board shall mean the Board of Directors of the Company.
     2.5 Bonus shall mean, for a Participant who is eligible to participate in the Company’s Executive Incentive Plan, the Participant’s annual bonus (if any) under the Company’s Executive Incentive Plan. For all other Participants, “Bonus” shall mean the Participant’s short-term cash incentive compensation paid under any incentive plan or bonus arrangement of the Company relating to services performed during the Plan Year, if any. The Committee may, in its discretion, limit the types of short-term incentive compensation that will qualify as Bonus compensation under the Plan for any given Plan Year.
     2.6 Bonus Deferral Amount shall mean the percentage of the Participant’s Bonus that the Participant elects to defer to this Plan pursuant to Section 4.1. Such percentage shall be indicated on the Election Form.
     2.7 Code shall mean the Internal Revenue Code of 1986, as amended.
     2.8 Code Section 409A shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.
     2.9 Committee shall mean the Compensation Committee of the Board. The Committee may delegate pursuant to a written authorization any or all if its responsibilities set forth in the Plan to one or more individuals, committees or service providers. In any case, where the Plan refers to the Committee, such reference is deemed to be a reference to any delegate of the Committee appointed for such purpose.
     2.10 Company shall mean Mohawk Industries, Inc. or any successor thereto.
     2.11 Effective Date of this amendment and restatement shall mean December 1, 2010.
     2.12 Election Form shall mean a paper or electronic form adopted by the Committee for purposes of allowing Participants to indicate deferral elections.
     2.13 Participant shall mean an Employee of the Company or a corporation that is controlled by the Company who is designated as a Participant pursuant to Section 3.1 and who elects to participate in this Plan by deferring a portion of his compensation to this Plan.
     2.14 Plan shall mean the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan as set forth in this document together with any subsequent amendments hereto.
     2.15 Plan Year shall mean the annual period from January 1 through the following December 31.
     2.16 Salary shall mean the Participant’s eligible base compensation and commissions, if any.
     2.17 Salary Deferral Amount shall mean the percentage of the Participant’s Salary that the Participant elects to defer to this Plan pursuant to Section 4.1. Such percentage shall be indicated on the Election Form.
     2.18 Separation from Service shall mean separation from service within the meaning of Section 409A.

     2.19 Specified Employee shall mean a specified employee within the meaning of Code Section 409A.
     2.20 Valuation Date shall mean each business day of the Plan Year during which Plan assets are traded on a national exchange or such other day as selected by the Committee.
ARTICLE III
PARTICIPATION
     3.1 Participation.
          (a) An employee of the Company who participates in the Company’s Executive Incentive Plan or who otherwise is designated as a Participant hereunder by the chief executive officer of the Company or his designee shall be eligible to make Salary and Bonus Deferrals under this Plan.
          (b) Any employee who is eligible to participate in this Plan must, in order to become a Participant, complete and deliver to the Committee an Election Form approved by the Committee that identifies the compensation which the employee wishes to defer hereunder. Such Election Form must be delivered prior to the first day of the Plan Year with respect to which the services giving rise to the Salary or Bonus will be performed.
          (c) Once delivered, an Election Form may be changed or revoked by a new Election Form delivered to the Committee only up until the day an Election Form must be delivered pursuant to subparagraph (b) above; and after such date the Election Form shall be irrevocable for the Plan Year to which it relates. An Election Form, once submitted, shall be deemed to remain in effect for subsequent Plan Years until a new Election Form is delivered to the Committee on a timely basis as described in this Section 3.1.
          (d) Notwithstanding paragraph (b) above, for the first Plan Year in which the employee is eligible to participate, such Election Form must be delivered to the Committee no later than thirty (30) days following the date the employee becomes eligible to participate.
          (e) Under all circumstances, any deferral election shall apply only to compensation payable for services to be performed after the date it is delivered to the Committee.

ARTICLE IV
PLAN BENEFITS
     4.1 Salary and Bonus Deferrals.
          (a) Salary and Bonus Deferral Amounts. A Participant may elect to defer from 1% to 25% of his Salary to the Plan. Prior to January 1, 2011, a Participant may make a separate deferral election under the Plan to defer (i) from 1% to 25% with respect to a Participant’s Bonus from the Company’s Executive Incentive Plan or (ii) from 1% to 100% with respect to any other Bonus. Notwithstanding the foregoing, effective January 1, 2011, a Participant may make a separate deferral election under the Plan to defer from 1% to 100% with respect to any Bonus. All elections must be made in accordance with the terms of the Plan and the Election Forms.
          (b) Method for Crediting Accounts. The Participant’s Salary Deferral Amount and Bonus Deferral Amount shall be withheld from the Participant’s compensation and credited to the Participant’s Account hereunder as soon as practicable after such salary or bonus would (but for the operation of this Plan) have been paid to the Participant, but no later than thirty (30) days after such salary or bonus would have been paid to the Participant.
     4.2 Earnings on Accounts. The earnings on a Participant’s Account under this Plan shall consist of the earnings (meaning earnings, appreciation and depreciation, whether realized or unrealized) on the Participant’s sub-trust under the Benefit Security Trust. At any time when there exists under the Benefit Security Trust two or more investment funds to serve as investment vehicles in connection with such Trust, then in such event the Participants under this Plan may request that the Company and the Trustee allocate the Participant’s sub-trust under the Benefit Security Trust among such investment vehicles in accordance with the Participant’s preferences, but the final decision concerning the allocation of the Participant’s sub-trust shall be made in the sole discretion of the Company and the Trustee (under terms set forth in the Benefit Security Trust document).
     4.3 Form of Payment. A Participant’s Account shall be paid to the Participant (or to his or her Beneficiary in the event of his death) under one of the following options, as elected by the Participant on his or her Election Form:
          (a) A single lump sum no more than ninety (90) days following the Participant’s Separation from Service (with the exact date to be determined by the Committee); provided, however, that this shall be the only option if the value of the Participant’s Account as of the Valuation Date which coincides with or next follows the Participant’s Separation from Service does not exceed $10,000.
          (b) Annual installments elected by the Participant (not to exceed ten (10)), commencing no more than ninety (90) days following the Participant’s Separation from Service (with the exact date to be determined by the Committee) and continuing thereafter on each applicable anniversary of the initial distribution date. In the event payment is made in installments, the Participant’s Account shall continue to be adjusted for earnings as provided in Section 4.2, and the amount of the payment to be made in a given year shall be equal to (i) times (ii), where (i) equals the value of the Participant’s Account as of the most recent Valuation Date, and (ii) equals a fraction, the numerator of which is one, and the denominator of which is the number of installments to be paid under the Participant’s election (including the current installment).
          (c) Notwithstanding the above, any Participant who is a Specified Employee as of his or her Separation from Service, payment under this Section 4.3 shall be delayed as follows:
(i)	if the Account is payable in a lump sum, such payment will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Separation from Service;

(ii)	if the Account is payable in installments, the amount of such installments that would otherwise be payable during the six-month period immediately following the Participant’s Separation from Service will be accumulated and payment of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Separation from Service, whereupon the accumulated amount will be paid to the Participant and the normal payment schedule for any remaining installment payments will resume.
          (d) A Participant may modify any or all of the form of payment elections with respect to an Account, consistent with the permissible forms of payment available under the Plan, provided such modification election is submitted at least twelve months prior to the date on which payment is scheduled to commence under the form of payment election in effect prior to the modification. Except with respect to modifications that relate to the payment on account of death, the date payments may commence under the modified form of payment election must be no earlier than five (5) years after the date payment otherwise would have commenced under the form of payment election most recently in effect. Under no circumstances may a modification result in an acceleration of payments in violation of Code Section 409A.
     4.4. Scheduled Payment Dates. Until December 31, 2007, in connection with an election to defer, a Participant may, on a one-time basis, elect that a specified dollar amount of the Participant’s Account be distributed to the Participant prior to his Separation from Service, at a date specified in such election (the “Scheduled Payment Date Election”); provided that such payment date shall be no earlier than three (3) years from the date of such election. If a Scheduled Payment Date Election is made, then there shall be created a sub-account within such Participant’s Account (such sub-account to be referred to hereafter as the Participant’s “Scheduled Payment Sub-Account”), and the Salary and Bonus to be deferred under the Plan after the date of such election shall be added to the Scheduled Payment Sub-Account until the dollar amount in such Sub-Account equals the dollar amount specified in the Participant’s Scheduled Payment Date Election;

provided, however, that the funding of the Scheduled Payment Sub-Account shall in all events cease two (2) years prior to the date the Scheduled Payment is to be made. Payment of the amount specified in the Scheduled Payment Date Election shall be made solely from the Scheduled Payment Sub-Account; and after such payment is made, any amount remaining in such Sub-Account shall be added to the Participant’s regular Account hereunder.
     4.5 Acceleration of Payment in the Event of Unforeseeable Financial Emergency. Upon written request by a Participant, the Committee may distribute to the Participant prior to his Separation from Service such amount of the Participant’s Account balance that the Committee determines is necessary to provide for an unforeseeable financial emergency suffered by the Participant. For this purpose, unforeseeable financial emergency shall mean a severe financial hardship to the Participant resulting from: (a) an illness or accident of the Participant, the Participant’s spouse, beneficiary, or dependent; (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the need to pay for medical expenses may constitute an unforeseeable emergency. The purchase of a home and the payment of college tuition are not unforeseeable emergencies. In all cases, any distribution on account of “unforeseeable financial emergency” shall comply with the requirements of Code Section 409A.
     4.6 Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Committee, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Committee, in its sole discretion, shall determine:
          (a) By payment to the legal representative of such minor or such person;
          (b) By payment directly to such minor or such person;
          (c) By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Committee shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.
     4.7 Application for Benefits. The Committee may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Committee may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Committee informed of their current mailing addresses.
     4.8 Acceleration of or Delay in Payments. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Code Section 409A. In addition, a payment may be delayed after a designated payment date under the circumstances described in Code Section 409A, including payments subject to Code Section 162(m), or payments that would violate federal securities or other applicable law. In such case, payment will be made at the earliest date on which the Committee reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
     4.9 Investment Requests.
          (a) Election of Investment Funds. Each Participant may direct, following such procedures as may be specified by the Committee, to have his Account allocated or reallocated as appropriate in increments of 1% among the various investment funds that are made available under the Plan from time to time; provided that the total of such increments shall at all times equal 100%; and further provided that the final decision concerning the investment of the Account shall be made by the Committee in its sole discretion. An investment request shall become effective as soon as administratively feasible following delivery of the request to the Committee.
          (b) Initial Investment Request. A Participant’s initial investment request shall allocate his entire Account, together with all subsequent contributions to his Account, among the investment funds for so long as the request remains in effect.
          (c) Subsequent Investment Requests. A Participant’s investment request shall remain in effect until changed by a new request. A Participant may make a new investment request at any time by submitting a new request to the Committee. A new request may change future allocations to the Participant’s Accounts, may reallocate any amounts previously credited to the Participant’s Account among the investment funds, or may leave the allocation of such prior amounts unchanged. A new investment request shall allocate the Participant’s Account among the investment funds in the same manner as set forth in Section 4.9(a). Subject to the provisions of Section 4.9(a), a new investment request shall become effective as soon as administratively feasible following submission of the request to the Committee.
          (d) Failure to Make Investment Request. If a Participant does not make an investment request pursuant to this Section 4.9, his Account shall be invested as determined by the Committee in its sole discretion and shall remain so invested until such time as the Participant files an investment request pursuant to the provisions of this Section 4.9.
          (e) Method of Making Investment Requests. All investment requests shall be made pursuant to rules and procedures established by the Committee from time to time (provided such rules and procedures are applied in a consistent and nondiscriminatory basis), shall be made using such forms or other methods (such as an automated communication method, other telephonic or electronic communication, or the Internet) as may be approved by the Committee from time to time, and shall be subject to such required lead time as may be approved by the Committee from time to time.

ARTICLE V
FUNDING OF PLAN
     5.1 No Trust Fund Other than Benefit Security Trust. Except to the extent the Company transfers assets to the Benefit Security Trust created in connection with this Plan, the benefits provided by this Plan shall be paid from the general assets of the Company. To the extent that any Participant acquires the right to receive payments from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their Beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.
ARTICLE VI
ADMINISTRATION OF THE PLAN
     6.1 The Plan shall be administered by the Committee. Except as otherwise provided in this Plan, the Committee shall have complete control of the administration of the Plan with all powers necessary to enable it to properly carry out the provisions of the Plan. The Committee shall have the exclusive right to interpret the Plan and to decide all matters arising thereunder, including the right to resolve possible ambiguities, inconsistencies, or omissions. All determinations of the Committee with respect to any matter hereunder shall be conclusive and binding on all persons. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:
          (a) To require any person to furnish such reasonable information as may be requested for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;
          (b) To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;
          (c) To determine the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan, and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;
          (d) To employ at the expense of the Company other persons (who may or may not be employed by the Company) to assist the Committee in carrying out its duties under the terms of the Plan;
          (e) To keep records of all acts and determinations, and to keep all such records, books of account, data and other documents as may be necessary for the proper administration of the Plan;

          (f) To prepare and distribute to all Participants, and Beneficiaries information concerning the Plan and their rights under the Plan;
          (g) To exercise any powers reserved to the Company under any Benefit Security Trust executed in connection with this Plan, including but not limited to the power to provide investment guidelines to the trustee under such Benefit Security Trust; and
          (h) To do all things necessary to operate and administer the Plan in accordance with its provisions.
ARTICLE VII
AMENDMENT AND TERMINATION
     7.1 Right to Amend and Terminate. The Board or its delegate reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, to any extent deemed advisable, in accordance with the rules under Code Section 409A. If permitted by Code Section 409A, the termination and liquidation of the Plan will involve both the amendment of the Plan to cease deferrals under the Plan and provide for payment of all benefits accrued under the Plan, and the accelerated payment of benefits accrued under the Plan.
ARTICLE VIII
CLAIMS PROCEDURE
     8.1 Claims Procedure. Any Participant or Beneficiary may file a claim for benefits under the Plan by submitting a written request to the Committee describing the nature of the claim and requesting a determination of the validity of the claim. If such claim is denied, the Company shall provide written notice to the Participant or Beneficiary whose claim for benefits under the Plan was denied and shall provide a claims appeal procedure, all in accordance with Section 503 of ERISA and D.O.L. Reg. Section 2560.503-1 and such procedures are incorporated in this Plan by reference.
ARTICLE IX
MISCELLANEOUS
     9.1 Headings. The headings and sub-headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
     9.2 Assignment by Participant. No right or interest of the Participant under the Plan shall be assignable or transferable by the Participant except by will or the laws of descent and distribution, and, to the extent permitted by law, any rights or interests of the Participant under the

Plan shall not be subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, or bankruptcy.
     9.3 [Reserved].
     9.4 Effect of Plan on Employee. The benefits under this Plan are intended to constitute deferred compensation to the Participants. Unless specifically included in compensation by the terms of another benefit plan and to the extent permitted by law, any amounts paid to a Participant under the Plan shall not be taken into account in determining (i) the amount of the Participant’s benefits under any pension or profit sharing plan in which the Participant participates as an employee of the Company; or (ii) the amount of the Participant’s coverage under any group life insurance plan in which the Participant participates as an employee of the Company.
     9.5 Continued Employment. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained as an employee of the Company.
     9.6 Severability. If any portion of the Plan is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed severed from the Plan and the balance of the Plan shall remain in effect.
     9.7 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Georgia, to the extent not preempted by the Employee Retirement Income Security Act of 1974.
     9.8 Withholding. Whenever the Company proposes or is required to make any payment under the Plan, the Company shall make such payment net of an amount sufficient to satisfy any Federal, state, or local withholding tax liability.
     IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed and its seal to be hereunto affixed on the date indicated below, but effective as of December 1, 2010.

MOHAWK INDUSTRIES, INC.

By:

Title:

Date: December ___, 2010
ATTEST: